EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use in Post Effective Amendment No. 5 to the Registration Statement on Form S-1 for Morgan Stanley Charter Graham L.P., Post Effective Amendment No. 5 to the Registration Statement on Form S-1 for Morgan Stanley Charter WCM L.P., and Post Effective Amendment No. 5 to the Registration Statement on Form S-1 for Morgan Stanley Charter Aspect L.P. of our report dated March 21, 2006, relating to the statements of financial condition, including the schedules of investments, as of December 31, 2005 and 2004, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2005 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P. (which subsequently was renamed to Morgan Stanley Charter WCM L.P.), Morgan Stanley Charter MSFCM L.P. (which subsequently was renamed to Morgan Stanley Charter Aspect L.P.), and Morgan Stanley Charter Campbell L.P. appearing in the preliminary prospectus dated October 17, 2006, which is a part of each Post Effective Amendment referenced above.

      We also consent to the use of our report dated February 8, 2006 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2005 and 2004 appearing in the preliminary prospectus dated October 17, 2006, which is part of each Post Effective Amendment referenced above.

      We also consent to the reference to us under the heading “Experts” in the preliminary prospectus dated October 17, 2006, appearing in each Post Effective Amendment referenced above.

New York, New York
October 16, 2006